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www.cfindustries.com

CF Industries Holdings, Inc. Reports First Nine Months 2025 Net Earnings of $1.05 Billion, Adjusted EBITDA of $2.07 Billion
Strong Operations, Constructive Global Nitrogen Environment Drive Outstanding Results
Completed $3B Share Repurchase Program and Commenced New $2B Program in October
Premium Low-Carbon Ammonia Sales Began in September

NORTHBROOK, Ill.—November 5, 2025—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the nine months and third quarter ended September 30, 2025.

Highlights
•First nine months 2025 net earnings(1) of $1.05 billion, or $6.39 per diluted share, EBITDA(2) of $2.05 billion, and adjusted EBITDA(2) of $2.07 billion
•Third quarter 2025 net earnings of $353 million, or $2.19 per diluted share, EBITDA of $671 million, and adjusted EBITDA of $667 million
•Trailing twelve months net cash from operating activities of $2.63 billion; free cash flow(3) of $1.70 billion for same period, which includes cash inflows and outflows associated with the Blue Point joint venture
•Repurchased 4.3 million shares for $364 million during the third quarter of 2025
•Completed $3 billion share repurchase program authorized in 2022 and commenced $2 billion share repurchase program authorized in 2025 during October 2025
•Sold cargoes of certified low-carbon ammonia at a premium price to conventional ammonia to customers in Africa and Europe in September
•Completed a nitric acid plant abatement project at Verdigris, OK, facility in October 2025, that is expected to reduce carbon dioxide-equivalent (CO2-e) emissions by over 600,000 metric tons on an annual basis

“The CF Industries team continues to deliver outstanding results, working safely and operating our network well against the backdrop of continued constructive global nitrogen industry dynamics, driving strong free cash generation in the quarter and over the last 12 months,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We also reached a milestone in our clean energy strategy by both capturing a premium price for our first cargoes of certified low-carbon ammonia and earning 45Q tax credits as expected. The financial benefits from our investments in low-carbon ammonia and decarbonization projects are earning a very high rate of return for our shareholders.”

Operations Overview

As of September 30, 2025, the Company’s 12-month rolling average recordable incident rate was 0.37 incidents per 200,000 work hours.

Gross ammonia production for the first nine months and third quarter of 2025 was approximately 7.6 million and 2.4 million tons, respectively, compared to 7.2 million and 2.4 million tons in the first nine months and third quarter, respectively, of 2024. The Company expects gross ammonia production for the full year 2025 to be approximately 10 million tons.

Financial Results Overview

First Nine Months 2025 Financial Results

For the first nine months of 2025, net earnings attributable to common stockholders were $1.05 billion, or $6.39 per diluted share, EBITDA was $2.05 billion, and adjusted EBITDA was $2.07 billion. These results compare to first nine months of 2024 net earnings attributable to common stockholders of $890 million, or $4.86 per diluted share, EBITDA of $1.75 billion, and adjusted EBITDA of $1.72 billion.

Net sales in the first nine months of 2025 were $5.21 billion compared to $4.41 billion in the first nine months of 2024. Average selling prices for the first nine months of 2025 were higher for all segments than in the first nine months of 2024 due to strong global nitrogen demand, supply disruptions due to geopolitical issues, and higher global energy costs that raised the global market clearing price required to meet global demand. Sales volumes in the first nine months of 2025 were higher than in the first nine months of 2024 due primarily to greater ammonia supply availability as a result of increased production in the first quarter of 2025 compared to the first quarter of 2024, which was adversely impacted by production outages from a winter storm in January 2024.

Cost of sales for the first nine months of 2025 was higher compared to the first nine months of 2024 due primarily to higher realized natural gas costs and higher sales volumes.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $3.34 per MMBtu in the first nine months of 2025 compared to the average cost of natural gas in cost of sales of $2.38 per MMBtu in the first nine months of 2024.

Third Quarter 2025 Financial Results

For the third quarter of 2025, net earnings attributable to common stockholders were $353 million, or $2.19 per diluted share, EBITDA was $671 million, and adjusted EBITDA was $667 million. These results compare to third quarter of 2024 net earnings attributable to common stockholders of $276 million, or $1.55 per diluted share, EBITDA of $509 million, and adjusted EBITDA of $511 million.

Net sales in the third quarter of 2025 were $1.66 billion compared to $1.37 billion in the third quarter of 2024. Average selling prices were higher in the third quarter of 2025 compared to the third quarter of 2024 due to strong global nitrogen demand, supply disruptions due to geopolitical issues, and higher global energy costs that raised the global market clearing price required to meet global demand. Sales volumes were lower in the third quarter of 2025 compared to the third quarter of 2024 due primarily to lower beginning inventories.

Cost of sales for the third quarter of 2025 was higher compared to the third quarter of 2024 due primarily to higher realized natural gas costs.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $2.96 per MMBtu in the third quarter of 2025 compared to the average cost of natural gas in cost of sales of $2.10 per MMBtu in the third quarter of 2024.

Capital Management

On April 8, 2025, CF Industries announced that it formed a joint venture (Blue Point joint venture) with JERA Co., Inc. (JERA) and Mitsui & Co., Ltd. (Mitsui) for the construction, production and offtake of low-carbon ammonia. Upon formation, CF Industries held 40% ownership, JERA held 35% ownership, and Mitsui held 25% ownership in the joint venture, with the joint venture to be funded by the equity partners according to their ownership percentage.(4)

CF Industries consolidates the Blue Point joint venture in its consolidated financial statements, with the combined 60% interest owned by JERA and Mitsui recorded as noncontrolling interest. CF Industries’ consolidated financial statements at September 30, 2025 included capital contributions from the joint venture equity partners, the cash held by the joint venture and the capital expenditures of the joint venture.

Cash and Cash Equivalents

As of September 30, 2025, CF Industries had cash and cash equivalents of $1.84 billion, of which $233 million was held by the Blue Point joint venture.

Capital Expenditures

Capital expenditures in the third quarter and first nine months of 2025 were $347 million and $724 million, respectively, of which $123 million and $213 million was attributable to the Blue Point joint venture in the third quarter and first nine months of 2025, respectively.

	Three months ended September 30, 2025	Nine months ended September 30, 2025
	(in millions)
Total Capital Expenditures	$347	$724
CF Industries Existing Operations (100% attributable to CF Industries)	219	500
Total Blue Point Joint Venture (40% attributable to CF Industries)	123	213
Blue Point Common Facilities (100% attributable to CF Industries)	2	2
Capitalized Interest	3	9

Reflecting the consolidation of the Blue Point joint venture into CF Industries’ financial statements, management projects capital expenditures for full year 2025 will be approximately $925 million, of which approximately $575 million is related to activities within the Company’s existing network and $300-$400 million is related to total estimated capital expenditures in 2025 of the Blue Point joint venture, which will be funded by each joint venture partner according to their ownership percentage. The Company expects to have up to $25 million in capital expenditures in 2025 related to its wholly owned Blue Point common facilities. For the full year, management projects capital expenditures, excluding the portion of capital expenditures funded by JERA and Mitsui, to be approximately $725 million.

Share Repurchase Programs

The Company repurchased 12.5 million shares for $1.0 billion during the first nine months of 2025, which includes the repurchase of 4.3 million shares for $364 million during the third quarter of 2025.

In October 2025, the Company completed the share repurchase program that the Board of Directors authorized in 2022, having repurchased 37.6 million shares for $3 billion, reducing the outstanding share count by 19% since the beginning of the program. Upon completion of the 2022 share repurchase program, the Company commenced the $2 billion share repurchase program that the Board of Directors authorized in May 2025. The program is effective through December 2029.

Since 2010, CF Industries has repurchased 215.8 million shares for approximately $11.3 billion and reduced the outstanding share count by 56%.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2025 is approximately $106 million.

Nitrogen Market Outlook

Global nitrogen pricing was supported into the start of the third quarter of 2025 by strong global demand led by North America, India and Brazil and constrained supply availability due to outages in the quarter and earlier in the year. Global urea pricing moderated through the third quarter as is typical for this period though global ammonia pricing strengthened due to scheduled and unscheduled outages as well as steady demand.

In the near-term, management expects the global nitrogen supply-demand balance to remain constructive due to:

•Continued strong global nitrogen demand: Management expects continued positive global nitrogen demand through the end of 2025 and into 2026. India is projected to be the largest importer of urea in the world in 2025, with 7.3 million metric tons secured through urea tenders through the third quarter of 2025, with only another 430,000 metric tons secured in its October 2025 urea tender. The Company expects India to tender for urea frequently through March 2026 due to lower-than-expected domestic production and low inventory. Brazil is projected to require an additional 3 million metric tons of urea imports through the end of the year, supported by strong planted corn acreage. Nitrogen demand in North America is also expected to remain robust with farm economics currently favoring planting corn over soybeans in 2026.

•Low global nitrogen inventories: Management believes that global nitrogen inventories were lower-than-average entering the fourth quarter of 2025 despite the resumption of urea exports from China in the third quarter of 2025. Strong demand, supply disruptions due to natural gas availability in key production regions, and challenging producer economics in Europe and Asia have all contributed to the current inventory landscape.

•Emerging demand for low-carbon ammonia: Management expects demand for low-carbon ammonia to continue to grow in 2026 for both fertilizer and industrial applications led by European companies looking to establish a low-carbon ammonia supply chain in response to the implementation of the European Union’s carbon border adjustment mechanism.

Over the medium-term, significant energy cost differentials between North American producers and high-cost producers in Europe and Asia are expected to persist. As a result, the Company believes the global nitrogen cost structure will remain supportive of strong margin opportunities for low-cost North American producers.

Longer-term, management expects the global nitrogen supply-demand balance to tighten as global nitrogen capacity under construction is not projected to keep pace with expected global nitrogen demand growth over the next four years of approximately 1.5% per year for traditional applications and new demand growth for clean energy applications. Global production is expected to remain constrained by poor margins for European ammonia producers and availability of natural gas in Egypt, Trinidad, and Iran.

Strategic Initiatives Update

Blue Point Joint Venture with JERA and Mitsui

The Blue Point joint venture will construct at CF Industries’ Blue Point Complex in Ascension Parish, Louisiana, an autothermal reforming (ATR) ammonia production facility with a carbon dioxide (CO2) dehydration and compression unit to prepare captured CO2 for transportation and sequestration. The project execution team has been assembled and procurement of long lead equipment items is largely complete. Detailed engineering activities along with the regulatory permitting process are progressing to support the start of facility civil construction in 2026.

Verdigris, OK, Complex Nitric Acid Abatement Project

In October 2025, CF Industries completed a nitric acid plant abatement project at its Verdigris, Oklahoma, facility. The abatement project is expected to significantly reduce N2O emissions from the plant, lowering CO2-e emissions by over 600,000 metric tons on an annual basis. The Company is monetizing the decarbonization project by selling environmental attributes generated by the project, including through the Low-Carbon Fertilizer Alliance, which is a collaborative initiative, launched by 3Degrees, that works to reduce emissions in agricultural supply chains by focusing on low-carbon fertilizers.

Yazoo City, MS, Carbon Capture and Sequestration Project

CF Industries signed a definitive commercial agreement in July 2024 with ExxonMobil for the transport and sequestration in permanent geologic storage of up to 500,000 metric tons of CO2 annually from the Company’s Yazoo City, Mississippi, Complex. CF Industries will invest approximately $100 million into its Yazoo City Complex to build a CO2 dehydration and compression unit to enable up to 500,000 metric tons of CO2 captured from the ammonia production process per year to be transported and stored. The Company has ordered long lead equipment items, including the CO2 compressor, and is progressing through detailed engineering to achieve a 2028 startup. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of CO2 sequestered.
___________________________________________________
(1)Certain items recognized during the first nine months of 2025 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities, less capital expenditures and distributions to noncontrolling interest plus contributions from noncontrolling interests. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)JERA has a conditional option to reduce its ownership percentage that expires on December 31, 2025. If the specified condition is met, JERA can reduce its ownership below 35% but not lower than 20%. CF Industries would have the right and obligation to increase its ownership by the same amount that JERA reduces its ownership.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,659	$1,370	$5,212	$4,412
Cost of sales	1,027	926	3,253	2,880
Gross margin	$632	$444	$1,959	$1,532
Gross margin percentage	38.1%	32.4%	37.6%	34.7%

Net earnings attributable to common stockholders	$353	$276	$1,051	$890
Net earnings per diluted share	2.19	1.55	6.39	4.86

EBITDA(1)	$671	$509	$2,045	$1,749
Adjusted EBITDA(1)	667	511	2,072	1,722

Sales volume by product tons (000s)	4,504	4,797	14,529	14,196

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.96	$2.09	$3.35	$2.23
Realized derivatives loss (gain) in cost of sales(3)	—	0.01	(0.01)	0.15
Cost of natural gas used for production in cost of sales	$2.96	$2.10	$3.34	$2.38
Average daily market price of natural gas at the Henry Hub	$3.03	$2.08	$3.48	$2.19

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(1)	$1	$1	$(33)
Depreciation and amortization	217	229	670	704
Capital expenditures	347	139	724	321

Production volume by product tons (000s):
Ammonia(4)	2,440	2,433	7,614	7,183
Granular urea	1,011	1,167	3,303	3,381
Urea ammonium nitrate solution (UAN) (32%)(5)	1,650	1,521	5,231	4,985
Ammonium nitrate (AN)	360	364	1,023	1,038
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.
(5)UAN product tons assume a 32% nitrogen content basis for production volume.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as granular urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$457	$353	$1,468	$1,164
Cost of sales	349	270	1,038	869
Gross margin	$108	$83	$430	$295
Gross margin percentage	23.6%	23.5%	29.3%	25.3%

Sales volume by product tons (000s)	1,092	948	3,325	2,845
Sales volume by nutrient tons (000s)(1)	895	778	2,726	2,333

Average selling price per product ton	$418	$372	$442	$409
Average selling price per nutrient ton(1)	511	454	539	499

Adjusted gross margin(2):
Gross margin	$108	$83	$430	$295
Depreciation and amortization	64	55	164	176
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	—	1	(12)
Adjusted gross margin	$172	$138	$595	$459
Adjusted gross margin as a percent of net sales	37.6%	39.1%	40.5%	39.4%

Gross margin per product ton	$99	$88	$129	$104
Gross margin per nutrient ton(1)	121	107	158	126
Adjusted gross margin per product ton	158	146	179	161
Adjusted gross margin per nutrient ton(1)	192	177	218	197
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2025 to first nine months of 2024:

•Ammonia sales volume for 2025 increased compared to 2024 due primarily to greater supply availability from higher gross ammonia production.
•Ammonia average selling prices increased for 2025 compared to 2024 as strong global nitrogen demand, supply disruptions due to geopolitical issues, and higher global energy costs raised the global market clearing price required to meet global demand.
•Ammonia adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices and lower maintenance costs partially offset by higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$423	$388	$1,409	$1,252
Cost of sales	210	228	744	711
Gross margin	$213	$160	$665	$541
Gross margin percentage	50.4%	41.2%	47.2%	43.2%

Sales volume by product tons (000s)	939	1,177	3,252	3,520
Sales volume by nutrient tons (000s)(1)	431	541	1,496	1,619

Average selling price per product ton	$450	$330	$433	$356
Average selling price per nutrient ton(1)	981	717	942	773

Adjusted gross margin(2):
Gross margin	$213	$160	$665	$541
Depreciation and amortization	58	73	201	218
Unrealized net mark-to-market gain on natural gas derivatives	—	—	—	(9)
Adjusted gross margin	$271	$233	$866	$750
Adjusted gross margin as a percent of net sales	64.1%	60.1%	61.5%	59.9%

Gross margin per product ton	$227	$136	$204	$154
Gross margin per nutrient ton(1)	494	296	445	334
Adjusted gross margin per product ton	289	198	266	213
Adjusted gross margin per nutrient ton(1)	629	431	579	463
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2025 to first nine months of 2024:

•Granular urea sales volumes for 2025 were lower than 2024 due to lower starting inventory and product mix favoring UAN production.
•Granular urea average selling prices increased for 2025 compared to 2024 as strong global nitrogen demand, supply disruptions due to geopolitical issues, and higher global energy costs raised the global market clearing price required to meet global demand.
•Granular urea adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$517	$406	$1,597	$1,306
Cost of sales	287	272	955	813
Gross margin	$230	$134	$642	$493
Gross margin percentage	44.5%	33.0%	40.2%	37.7%

Sales volume by product tons (000s)	1,564	1,799	5,341	5,158
Sales volume by nutrient tons (000s)(1)	495	570	1,690	1,632

Average selling price per product ton	$331	$226	$299	$253
Average selling price per nutrient ton(1)	1,044	712	945	800

Adjusted gross margin(2):
Gross margin	$230	$134	$642	$493
Depreciation and amortization	60	69	205	206
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	1	—	(9)
Adjusted gross margin	$289	$204	$847	$690
Adjusted gross margin as a percent of net sales	55.9%	50.2%	53.0%	52.8%

Gross margin per product ton	$147	$74	$120	$96
Gross margin per nutrient ton(1)	465	235	380	302
Adjusted gross margin per product ton	185	113	159	134
Adjusted gross margin per nutrient ton(1)	584	358	501	423
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2025 to first nine months of 2024:

•UAN sales volumes for 2025 were higher than 2024 sales volumes due primarily to greater supply availability from higher UAN production.
•UAN average selling prices increased for 2025 compared to 2024 as strong global nitrogen demand, supply disruptions due to geopolitical issues, and higher global energy costs raised the global market clearing price required to meet global demand.
•UAN adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and is also used extensively by the commercial explosives industry as a component of explosives.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$122	$106	$340	$318
Cost of sales	91	82	268	262
Gross margin	$31	$24	$72	$56
Gross margin percentage	25.4%	22.6%	21.2%	17.6%

Sales volume by product tons (000s)	384	377	1,090	1,107
Sales volume by nutrient tons (000s)(1)	133	129	376	379

Average selling price per product ton	$318	$281	$312	$287
Average selling price per nutrient ton(1)	917	822	904	839

Adjusted gross margin(2):
Gross margin	$31	$24	$72	$56
Depreciation and amortization	9	10	27	30
Unrealized net mark-to-market gain on natural gas derivatives	—	—	—	(1)
Adjusted gross margin	$40	$34	$99	$85
Adjusted gross margin as a percent of net sales	32.8%	32.1%	29.1%	26.7%

Gross margin per product ton	$81	$64	$66	$51
Gross margin per nutrient ton(1)	233	186	191	148
Adjusted gross margin per product ton	104	90	91	77
Adjusted gross margin per nutrient ton(1)	301	264	263	224
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2025 to first nine months of 2024:

•AN sales volumes for 2025 were similar to 2024.
•AN average selling prices increased for 2025 compared to 2024 as strong global nitrogen demand, supply disruptions due to geopolitical issues, and higher global energy costs raised the global market clearing price required to meet global demand.
•AN adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$140	$117	$398	$372
Cost of sales	90	74	248	225
Gross margin	$50	$43	$150	$147
Gross margin percentage	35.7%	36.8%	37.7%	39.5%

Sales volume by product tons (000s)	525	496	1,521	1,566
Sales volume by nutrient tons (000s)(1)	106	97	306	305

Average selling price per product ton	$267	$236	$262	$238
Average selling price per nutrient ton(1)	1,321	1,206	1,301	1,220

Adjusted gross margin(2):
Gross margin	$50	$43	$150	$147
Depreciation and amortization	17	15	47	48
Unrealized net mark-to-market gain on natural gas derivatives	—	—	—	(2)
Adjusted gross margin	$67	$58	$197	$193
Adjusted gross margin as a percent of net sales	47.9%	49.6%	49.5%	51.9%

Gross margin per product ton	$95	$87	$99	$94
Gross margin per nutrient ton(1)	472	443	490	482
Adjusted gross margin per product ton	128	117	130	123
Adjusted gross margin per nutrient ton(1)	632	598	644	633
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2025 to first nine months of 2024:

•Other sales volumes for 2025 were similar to 2024.
•Other average selling prices increased for 2025 compared to 2024 as strong global nitrogen demand, supply disruptions due to geopolitical issues, and higher global energy costs raised the global market clearing price required to meet global demand.
•Other adjusted gross margin per ton was higher for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

Dividend Payment

On October 1, 2025, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on November 28, 2025 to stockholders of record as of November 14, 2025.

Conference Call

CF Industries will hold a conference call to discuss its third quarter and nine month 2025 results at 11:00 a.m. ET on Thursday, November 6, 2025. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the Company’s ability to complete the projects at its Blue Point Complex, including the construction of a low-carbon ammonia production facility with its joint venture partners and scalable infrastructure on schedule and on budget or at all; the Company’s ability to fund the capital expenditure needs related to the joint venture at its Blue Point Complex, which may exceed its current estimates; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices and operating results; the global commodity nature of the Company’s nitrogen products, the conditions in the global market for nitrogen products, and the intense global competition from other producers; announced or future tariffs, retaliatory measures, and global trade relations, including the potential impact of tariffs and retaliatory measures on the price and availability of materials for its capital projects and maintenance; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for its fertilizer products; the volatility of natural gas prices in North America and globally; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials or utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with international operations; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; risks associated with changes in tax laws and adverse determinations by taxing authorities, including any potential changes in tax regulations and its qualification for tax credits; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions, including announced or future changes in environmental or climate change laws; the development and growth of the market for low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s low-carbon ammonia projects; risks associated with investments in and expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and failure of technologies to perform, develop or be available as expected, including the low-carbon ATR ammonia production facility with carbon capture and sequestration technologies being constructed at its Blue Point Complex.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(in millions, except per share amounts)
Net sales	$1,659	$1,370	$5,212	$4,412
Cost of sales	1,027	926	3,253	2,880
Gross margin	632	444	1,959	1,532
Selling, general and administrative expenses	88	78	273	242
U.K. operations restructuring	—	—	23	—
Integration costs	—	—	—	4
Other operating—net	(30)	4	(8)	(18)
Total other operating costs and expenses	58	82	288	228
Equity in earnings of operating affiliate	6	2	12	1
Operating earnings	580	364	1,683	1,305
Interest expense	41	—	114	74
Interest income	(23)	(32)	(57)	(90)
Other non-operating—net	(3)	(4)	(11)	(8)
Earnings before income taxes	565	400	1,637	1,329
Income tax provision	105	59	334	244
Net earnings	460	341	1,303	1,085
Less: Net earnings attributable to noncontrolling interests	107	65	252	195
Net earnings attributable to common stockholders	$353	$276	$1,051	$890

Net earnings per share attributable to common stockholders:
Basic	$2.19	$1.55	$6.40	$4.87
Diluted	$2.19	$1.55	$6.39	$4.86
Weighted-average common shares outstanding:
Basic	161.0	178.4	164.2	182.9
Diluted	161.2	178.6	164.3	183.1

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2025	December 31, 2024
	(in millions)
Assets
Current assets:
Cash and cash equivalents (amount related to variable interest entity (VIE)—2025: $233)	$1,838	$1,614
Accounts receivable—net	602	404
Inventories	367	314
Prepaid income taxes	125	145
Other current assets	46	43
Total current assets	2,978	2,520
Property, plant and equipment—net (amount related to VIE—2025: $301)	6,832	6,735
Investment in affiliate	35	29
Goodwill	2,492	2,492
Intangible assets—net	480	507
Operating lease right-of-use assets	413	266
Other assets	973	917
Total assets	$14,203	$13,466

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses (amount related to VIE—2025: $87)	$716	$603
Income taxes payable	1	2
Customer advances	477	118
Current operating lease liabilities	108	86
Other current liabilities	8	9
Total current liabilities	1,310	818
Long-term debt	2,974	2,971
Deferred income taxes	887	871
Operating lease liabilities	314	189
Supply contract liability	701	724
Other liabilities (amount related to VIE—2025: $1)	322	301
Equity:
Stockholders’ equity	4,849	4,985
Noncontrolling interests	2,846	2,607
Total equity	7,695	7,592
Total liabilities and equity	$14,203	$13,466

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(in millions)
Operating Activities:
Net earnings	$460	$341	$1,303	$1,085
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	217	229	670	704
Deferred income taxes	51	1	13	(69)
Stock-based compensation expense	13	7	35	26
Unrealized net (gain) loss on natural gas derivatives	(1)	1	1	(33)
Gain on sale of emission credits	(8)	—	(8)	(47)
Loss on disposal of property, plant and equipment	1	1	2	7
Loss on sale of Ince facility	—	—	23	—
Undistributed earnings of affiliate—net of taxes	(1)	(2)	(7)	(1)
Changes in assets and liabilities:
Accounts receivable—net	(37)	47	(215)	2
Inventories	(48)	(3)	(54)	(9)
Accrued and prepaid income taxes	(76)	(40)	19	23
Accounts payable and accrued expenses	56	17	60	(9)
Customer advances	444	340	358	218
Other—net	(7)	(8)	13	(46)
Net cash provided by operating activities	1,064	931	2,213	1,851
Investing Activities:
Additions to property, plant and equipment	(347)	(139)	(724)	(321)
Purchase of Waggaman ammonia production facility	—	—	—	2
Proceeds from sale of property, plant and equipment	—	—	6	—
Proceeds from sale of Ince facility	—	—	4	—
Proceeds from sale of investments held in nonqualified employee benefit trust	—	—	—	1
Purchase of emission credits	—	—	(1)	(2)
Proceeds from sale of emission credits	8	—	8	47
Net cash used in investing activities	(339)	(139)	(707)	(273)
Financing Activities:
Financing fees	(1)	—	(1)	—
Dividends paid on common stock	(81)	(90)	(248)	(278)
Contributions from noncontrolling interests	56	—	291	—
Distributions to noncontrolling interest	(175)	(164)	(304)	(308)
Purchases of treasury stock	(360)	(490)	(1,020)	(1,134)
Proceeds from issuances of common stock under employee stock plans	—	1	1	2
Cash paid for shares withheld for taxes	(1)	(2)	(14)	(25)
Net cash used in financing activities	(562)	(745)	(1,295)	(1,743)
Effect of exchange rate changes on cash and cash equivalents	(11)	11	13	10
Increase (decrease) in cash and cash equivalents	152	58	224	(155)
Cash and cash equivalents at beginning of period	1,686	1,819	1,614	2,032
Cash and cash equivalents at end of period	$1,838	$1,877	$1,838	$1,877

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest plus contributions from noncontrolling interests. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended September 30,
	2025	2024
	(in millions)
Net cash provided by operating activities	$2,633	$2,331
Capital expenditures(1)	(921)	(509)
Distributions to noncontrolling interest	(304)	(308)
Contributions from noncontrolling interests	291	—
Free cash flow	$1,699	$1,514
_______________________________________________________________________________
(1)For the twelve months ended September 30, 2025, includes $213 million attributable to the Blue Point joint venture.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes and depreciation and amortization. Other adjustments include the elimination of the portion of interest income (expense)—net and the portion of depreciation and amortization that are included in noncontrolling interests, and loan fee amortization that is included in both interest and amortization.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(in millions)
Net earnings	$460	$341	$1,303	$1,085
Less: Net earnings attributable to noncontrolling interests	(107)	(65)	(252)	(195)
Net earnings attributable to common stockholders	353	276	1,051	890
Interest expense (income)—net	18	(32)	57	(16)
Income tax provision	105	59	334	244
Depreciation and amortization	217	229	670	704
Less other adjustments:
Interest income (expense)—net in noncontrolling interest	1	—	1	—
Depreciation and amortization in noncontrolling interest	(22)	(22)	(65)	(70)
Loan fee amortization(1)	(1)	(1)	(3)	(3)
EBITDA	671	509	2,045	1,749
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	1	1	(33)
(Gain) loss on foreign currency transactions	(4)	1	(5)	2
Less: Gain on foreign currency transactions in noncontrolling interest	1	—	7	—
Blue Point joint venture construction costs(2)	—	—	1	—
Loss on sale of Ince facility	—	—	23	—
Integration costs	—	—	—	4
Total adjustments	(4)	2	27	(27)
Adjusted EBITDA	$667	$511	$2,072	$1,722

Net sales	$1,659	$1,370	$5,212	$4,412
Sales volume by product tons (000s)	4,504	4,797	14,529	14,196

Net earnings attributable to common stockholders per ton	$78.37	$57.54	$72.34	$62.69
EBITDA per ton	$148.98	$106.11	$140.75	$123.20
Adjusted EBITDA per ton	$148.09	$106.52	$142.61	$121.30
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense (income)—net and depreciation and amortization.

(2)Represents 40% of Blue Point joint venture costs related to the construction of the low-carbon ammonia production facility at our Blue Point complex, which excludes the portion attributable to the noncontrolling interests.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended September 30, 2025 and 2024, we reported net earnings attributable to common stockholders of $353 million and $276 million, respectively. For the nine months ended September 30, 2025 and 2024, we reported net earnings attributable to common stockholders of $1.05 billion and $890 million, respectively. Certain items affected the comparability of our financial results for the three and nine months ended September 30, 2025 and 2024. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended September 30,				Nine months ended September 30,
	2025		2024		2025		2024
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market (gain) loss on natural gas derivatives(1)	$(1)	$(1)	$1	$1	$1	$—	$(33)	$(25)
(Gain) loss on foreign currency transactions(2)(3)	(4)	(3)	1	1	(5)	(5)	2	2
Blue Point joint venture construction costs(2)(3)	2	1	—	—	4	3	—	—
Loss on sale of Ince facility(4)	—	—	—	—	23	21	—	—
Integration costs	—	—	—	—	—	—	4	3
Canada Revenue Agency Competent Authority Matter:
Interest expense (income)—net(5)	—	—	(40)	(39)	—	—	(40)	(39)
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)Includes results related to the Blue Point joint venture, of which CF has a 40% equity interest. The after-tax impact for amounts related to the Blue Point joint venture does not include a tax provision on the 60% attributable to noncontrolling interests.
(4)Included in U.K. operations restructuring in our consolidated statement of operations.
(5)Included in interest expense and interest income in our consolidated statements of operations.